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                                                                       Exhibit 5



                                January 31, 2001





Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152

Ladies and Gentlemen:

           We are acting as counsel to McCormick & Company, Incorporated, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement") (Reg. No. 333-46490), filed with the Securities and Exchange Commission (the "Commission") relating to the proposed public offering of up to $375,000,000 in aggregate amount of one or more series of unsecured and unsubordinated debt securities (the "Debt Securities"), all of which Debt Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement").

           This opinion letter is rendered in connection with the public offering of $150,000,000 of five-year, fixed rate Debt Securities of the Company (the "Five-Year Notes") and $150,000,000 of seven-year, fixed rate Debt Securities of the Company (the "Seven-Year Notes"), as described in the Registration Statement and the related Prospectus Supplement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

           For purposes of this opinion letter, we have examined copies of the following documents:

           1.  An executed copy of the Registration Statement.

           2. The final Prospectus dated January 23, 2001, and the final Prospectus Supplement dated January 23, 2001, each as



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               filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act").

           3. The Order of the Commission dated January 23, 2001, declaring the Registration Statement effective.

           4. A memorandum to the file dated January 30, 2001, regarding telephonic confirmation from the staff of the Commission of the effectiveness of the Registration Statement.

           5. The Articles of Restatement of the Company, with amendments thereto (the "Charter"), as certified by the State Department of Assessments and Taxation of the State of Maryland on January 25, 2001 and as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

           6. The Bylaws of the Company, as certified by the Assistant Secretary of the Company as of the date hereof as then being complete, accurate and in effect.

           7. The Indenture (the "Indenture"), dated as of December 5, 2000, between the Company and SunTrust Bank, as trustee (the "Trustee"), pursuant to which the Five-Year Notes and Seven-Year Notes were issued.

           8. Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation designated to act as trustee dated September 18, 2000.

           9. Copies of the executed global notes representing the Five-Year Notes and the Seven-Year Notes.

          10. Resolutions of the Board of Directors of the Company adopted on September 19, 2000, as certified by the Assistant Secretary of the Company as of the date hereof as then being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and related matters.

           In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.


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                  For purposes of this opinion letter, we have assumed that (i)
the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture.

                  This opinion letter is based as to matters of law solely on the Maryland General Corporation Law and New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that the Five-Year Notes and the Seven-Year Notes constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and except as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Five-Year Notes and the Seven-Year Notes are considered in a proceeding in equity or at law).

                  The opinion expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in such opinion, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

                  This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.


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                  We hereby consent to the filing by the Company of this opinion letter with the Commission and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

                                                    Very truly yours,

                                                    /s/ Hogan & Hartson L.L.P.

                                                    HOGAN & HARTSON L.L.P.








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